ASSET PURCHASE AND SALE AGREEMENT


         THIS ASSET PURCHASE AND SALE AGREEMENT ("Agreement"), is entered into effective August 25, 1997, by and between INTERNATIONAL FIBERCOM, INC., an Arizona corporation ("IFC"), SCP ACQUISITION CORP., an Arizona corporation ("SCP") in formation, which will be a wholly-owned subsidiary of IFC, SOUTHERN COMMUNICATIONS PRODUCTS, INC., a Florida corporation (the "Company"), WALLACE E. SAPP ("Sapp") and EDNA M. SAPP (Sapp and Edna M. Sapp shall be referred to collectively as the "Selling Shareholders").


                                R E C I T A L S :

         WHEREAS, the Company is in the business of purchasing, selling and otherwise dealing in telecommunications products;

         WHEREAS, IFC, through SCP, desires to purchase and the Company desires to sell all of its right, title and interest in all or substantially all of the tangible and intangible assets utilized in the Company's business as now conducted (the "Company Assets"); and

         WHEREAS, IFC, through SCP, desires to purchase and the Selling Shareholders desire to sell all of their right, title and interest in certain improved and unimproved real property (the "Real Estate Assets"). The Real Estate Assets and the Company Assets are collectively referred to herein as the "Assets."

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, IFC, SCP, the Company and the Selling Shareholders hereby agree as follows:


                               C O V E N A N T S :

         1. Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, on the Closing Date, as defined in Paragraph 4, "Closing Date," the Selling Shareholders shall sell, convey, transfer and assign to SCP and SCP shall purchase from the Selling Shareholders, all of the Company's right, title and interest in and to the Company Assets, as described in Schedule 1.1. Further, subject to the terms and conditions of this Agreement, on the Closing Date, the Selling Shareholders shall sell convey, transfer and assign to SCP and SCP shall purchase from the Selling Shareholders, all of the Selling Shareholders' right, title and interest in and to the Real Estate Assets, under the terms and conditions of a real estate purchase agreement between the parties ("Real Estate Purchase Agreement") attached hereto as Exhibit A. SCP shall pay the consideration set forth in Paragraph 3, "Purchase Price," to purchase the Assets. Exhibit A, Schedule 1.1 and all other Exhibits and Schedules attached to this Agreement are made a part of the Agreement by this reference.

         2. Assumption of Liabilities. Subject to the terms and conditions of this Agreement, SCP shall assume certain specified liabilities and obligations of the Company and the Selling Shareholders as set forth in Schedule 2.1. Except as set forth in Schedule 2.1, SCP shall not assume any other liabilities or obligations in connection with its purchase of the Assets.
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         3. Purchase  Price.  SCP will acquire the Assets in  consideration  for payment ("Purchase Price") consisting of cash, restricted shares of voting Common Stock, no par value, of IFC ("IFC Shares"), a convertible promissory note ("Note") and in consideration for the assumption by SCP of the liabilities as set forth in Schedule 2.1. The Purchase Price shall be allocated among the Assets according to Schedule 3.1

                  3.1 SCP will pay the cash, issue the IFC Shares and execute the Note to the Selling Shareholders and the Company as follows:

                           3.1.1 Twelve million  dollars  ($12,000,000)  in cash
wired to the Selling Shareholders and the Company on the Closing Date according to the wiring instructions in Schedule 3.1.1;

                           3.1.2  Three  million  dollars  ($3,000,000)  in  IFC
Shares. The number of IFC Shares to be issued on the Closing Date will be determined by dividing $3,000,000 by the Average Share Price. The "Average Share Price" will be the average of the closing prices of IFC Shares on the Nasdaq SmallCap Market for the ten (10) trading days from July 7 through July 18, 1997; and

                           3.1.3 the Note,  attached hereto as Exhibit B, in the
principal amount of Six Million Four Hundred Thousand Dollars ($6,400,000) bearing interest at the rate of 8.5% per annum. The Note will be amortized as follows: one half of the outstanding principal and accrued interest thereon will be due and payable eighteen (18) months after the Closing Date and the balance of the outstanding principal and accrued interest thereon will be due and payable thirty-six (36) months after the Closing Date. The Selling Shareholders will have the right to convert up to $3,200,000 of the principal amount of the
Note into IFC Shares at the Closing based on the Average Share Price of the IFC Shares, as determined by the same method as in subparagraph 3.1.2. The principal amount of the Note will be subject to offset or reduction, as specified in the Note, if the Company's book value, as determined in accordance with the historical accounting practices of the Company consistently applied, is not at least $2,640,000. The Note will be secured by those Assets which SCP has not pledged as security for the third parties providing the debt or credit facility to SCP to finance the acquisition of the Assets as set forth in Paragraph 8.9, "Private Placement," and in Schedule 3.1.3- 1. The Security Agreement securing the Note will be in the form set forth as Exhibit C. Schedule 3.1.3-2 sets forth the financial plan of IFC and SCP under which SCP and IFC will service the Note and the debt or credit facility provided by the third parties.

                  3.2 SCP shall deposit one percent (1%) of the gross sales price with J.C. O'Steen, legal counsel for the Company and the Selling Shareholders, in the form of IFC Shares ("Deposit Shares") within five (5) business days after execution of this Agreement in accordance with the terms of the Deposit Shares Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit D. The value of the Deposit Shares shall be determined based upon the average closing price of IFC Shares on the Nasdaq SmallCap Market for the five
(5) trading days immediately preceding the date of execution of this Agreement. The Deposit Shares shall be applied toward the number of IFC Shares SCP will deliver as part of the payment of the Purchase Price on the Closing Date computed in accordance with subparagraph 3.1.2 above. If SCP does not consummate the transaction contemplated by this Agreement, except upon failure of the conditions set forth in Paragraph 8, "Conditions Precedent to the Obligations of IFC and SCP," the Deposit Shares shall be retained by the Company as agreed upon liquidated damages for failure to close the purchase of the Assets as provided in the Escrow Agreement.

                  3.3 The IFC Shares and the Deposit Shares will bear, and be subject to, the restrictions contained in the legend set forth in Schedule 3.3.
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                  3.4 The Selling  Shareholders  and the Company  will  transfer title to the Assets and make the Corporate Records of the Company to SCP available for copying on the Closing Date. The term "Corporate Records" shall mean any and all records kept by the Company in its current and prior operations including, but not limited to the financial records, inventory records, all magnetic media, any transferable licenses issued by the federal government or any state or municipal government acquired by the Company in its current or prior operations, tax returns and any other items specified in Schedule 3.4.

         4. Closing Date.

                  4.1 The closing under this Agreement shall take place at the law offices of J.C. O'Steen, Esq., 177 Salem Court, Tallahassee, Florida 32301 on a date ("Closing Date") as soon as practicable after:

                           4.1.1 Execution of this Agreement;

                           4.1.2  Consent of the  Selling  Shareholders  and the
Company to the transactions contemplated by this Agreement;

                           4.1.3  Completion of the due diligence  investigation
contemplated under Paragraph 7, "Due Diligence Inspection of Premises and Confidential Information";

                           4.1.4  Satisfaction  of all conditions to closing set
forth in Paragraph 8, "Conditions Precedent to Obligations of IFC and SCP," and Paragraph 9, "Conditions Precedent to the Obligations of the Company and the Selling Shareholders"; and

                           4.1.5  Receipt  by IFC  and/or  SCP  of any  required
approvals under Arizona and Florida corporate law and any other required regulatory approvals.

                  4.2 The Closing Date shall be no later than 45 days after delivery of the financial statements of the Company for the fiscal year ended December 31, 1996, and for the period through September 30, 1997, which have been prepared by the Company on an unaudited basis and which are attached hereto as Exhibits E and F ("Financial Statements"), or November 15, 1997, whichever comes first, provided that IFC may extend the Closing Date for an additional thirty (30) days upon written notice to the Company and the Selling Shareholders. Any further extension of the Closing Date may be made only with the written consent of IFC, the Company and the Selling Shareholders. The Selling Shareholders shall have the option of extending the Closing Date until January 1998 in order to take advantage of changes in the federal tax laws respecting capital gains.

         5. Representations and Warranties of the Company and the Selling Shareholders. The Selling Shareholders and the Company represent and warrant to IFC and SCP that:

                  5.1  Organization   and  Good  Standing.   The  Company  is  a
corporation duly organized and existing in good standing under the laws of the State of Florida. The Company has full corporate power and authority to carry on its business as now conducted and to own or lease and operate the properties and assets now owned or leased and operated by it. The Company is duly qualified to transact business in the State of Florida and in all states and jurisdictions in which the business or ownership of its property makes it necessary so to qualify (other than jurisdictions in which the nature of the property owned or business conducted, when
                                       -3-
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considered   in  relation  to  the   absence  of  serious   penalties,   renders
qualification as a foreign corporation unnecessary as a practical matter).

                  5.2 Capitalization. The authorized capital stock of the Company consists solely of 7,500 shares of Common Stock, $1.00 par value per share, of which 1,000 shares are issued and outstanding ("Company Shares"). The Company Shares are validly issued, are fully paid and non-assessable and are subject to no restrictions on transfer. The Company Shares shown as outstanding constitute the only outstanding shares of the capital stock of the Company of any nature whatsoever, voting and non-voting. All Company Shares are required to be certificated, and the Company has executed and delivered no certificates for shares in excess of the number of Company Shares set forth above. There are, and as of the Closing Date there will be, no outstanding options, warrants, rights, calls, commitments, conversion rights, plans or other agreements of any character providing for the purchase, issuance or sale of, or any securities convertible into, capital stock of the Company, whether issued, unissued or held in its treasury.

                  5.3 No Subsidiaries. The Company has no subsidiaries and does not own five percent (5%) or more of the securities having voting power of any corporation (or would own such securities in such amount upon the closing of any existing purchase obligations for securities).

                  5.4 Ownership and Authority.

                           5.4.1  Except as set  forth on  Schedule  5.4.1,  the
Company is the sole owner of the Company Assets and has the requisite power and authority to own and transfer the Company Assets, to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company has been duly authorized by its Board of Directors. This Agreement is valid and binding upon the Company, and is enforceable against the Company in accordance with its terms, subject to bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or other similar laws relating to or affecting creditors' rights generally. The execution, delivery and performance of this Agreement by the Company will not result in the violation or breach of any term or provision of charter instruments applicable to the Company or constitute a material default under any indenture, mortgage, deed of trust or other contract or agreement to which the Company is a party or by which the Company or the Company Assets are bound or will not cause the creation of a lien or encumbrance on the Company Assets.

                           5.4.2 Except as set forth in the Real Estate Purchase
Agreement, the Selling Shareholders are the sole owners of the Real Estate Assets and have the requisite power and authority to own and transfer the Real Estate Assets, to enter into this Agreement and to carry out the transactions contemplated hereby. The Selling Shareholders have read and understand this Agreement and have consulted with legal and accounting representatives to the extent they deemed necessary. The Selling Shareholders have the capacity to enter into this Agreement and to carry out the transactions contemplated hereby without the consent of any third party or shall have obtained any necessary approvals, consents, and waivers, including those of any landlord or tenant respecting the Real Estate Assets, by the Closing Date.

                  5.5 Liabilities and Obligations.

                           5.5.1  Except to the  extent  set  forth in  Schedule
5.5.1, the Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) secured by a pledge or a lien on the Company Assets. SCP shall assume only those obligations set forth on Schedule
2.1. Any
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obligations  listed on Schedule  5.5.1 shall be discharged and satisfied in full by the Company as of the Closing Date.

                           5.5.2  Except  to the  extent  set  forth in the Real
Estate Purchase Agreement, there are no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) secured by a pledge or a lien on the Real Estate Assets. SCP shall assume only those obligations set forth on Schedule 2.1. Any obligations listed in the Real Estate Purchase Agreement which are not also listed on Schedule 2.1 shall be discharged and satisfied in full by the Company as of the Closing Date.

                  5.6 Financial Statements. The Financial Statements (i) have been prepared on an unaudited basis from the books and records of the Company by an independent certified public accountant acceptable to SCP, (ii) fairly and accurately present the financial condition of the Company as of the dates thereof in conformity with the historical accounting practices of the Company consistently applied, and (iii) contain and reflect all necessary adjustments for fair and accurate presentation of the financial condition as of the dates thereof in accordance with such practices. Except as set forth on Schedule 5.6.1, there has not been any change between the date of the Financial Statements and the date of this Agreement, and there will not be any such change in the Financial Statements between the date of this Agreement and the Closing Date, which has had or will have an adverse effect on the financial position or results of operations of the Company. Except as and to the extent reflected or reserved against in such Financial Statements, or otherwise expressly disclosed therein, or except as disclosed in Schedule 2.1, the Company has no liabilities or obligations, contingent or otherwise, of a nature required to be reflected in the Financial Statements in accordance with the historical accounting practices of the Company consistently applied.

                  5.7 Absence of Certain Changes. During the period from August 15, 1997 through and including the Closing Date, the Company has not:

                           5.7.1  Suffered  any  adverse  change  affecting  its
Assets, liabilities, financial condition or business;

                           5.7.2 Made any change in the compensation  payable or
to become payable to any of its employees or agents, or made any bonus payments, except for the bonuses which have historically been made in the ordinary course of business and those approved by IFC, or compensation arrangements to or with any of its employees or agents, whether direct or indirect;

                           5.7.3 Paid or declared any  dividends,  distributions
or other payments due or owing to the Selling Shareholders which will result in a reduction of the book value of the Company of $2,640,000, calculated for the period ending August 15, 1997 in accordance with the historical accounting practices of the Company consistently applied as of the Closing Date;

                           5.7.4 Issued any stock,  or granted any stock options
or warrants to purchase stock or issued any securities convertible into common stock of the Company;

                           5.7.5  Sold  or  transferred  any  of its  assets  or
canceled any indebtedness or claims owing to it, except in the ordinary course of business and consistent with its past practices;
                                       -5-
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                           5.7.6 Sold,  assigned or  transferred  any  formulas,
inventions, patents, patent applications, trademarks, trade names, copyrights, licenses, computer programs or software, know-how or other intangible assets;

                           5.7.7 Amended or terminated  any contract,  agreement
or license to which it is a party otherwise than in the ordinary course of business or as may be necessary or appropriate for the consummation of the transactions described herein;

                           5.7.8  Borrowed  any money or  incurred,  directly or
indirectly (as a guarantor or otherwise), any indebtedness in excess of $25,000, except in the ordinary course of business and consistent with its past practices;

                           5.7.9 Discharged or satisfied any lien or encumbrance
or paid any obligation or liability (absolute or contingent), other than current liabilities shown in the Financial Statements or current liabilities incurred since such date in the ordinary course of business, consistent with its past practices;

                           5.7.10  Mortgaged,  pledged  or  subjected  to  lien,
charge or other encumbrance any of its Assets, except in the ordinary course of business and consistent with its past practices; or

                           5.7.11   Entered  into  or  committed  to  any  other
transaction other than in the ordinary course of business, consistent with past practices, except as set forth in Schedule 5.7.11.

                  5.8 Taxes. The Company (and any predecessor corporation or partnership as to which either of them is the transferee or successor) has timely filed, or has timely secured an extension and will (within the permitted extension) file, all tax returns, including federal, state, local and foreign tax returns, tax reports and forms, as to which the due date for filing is prior to the Closing Date; has reported all reportable income on such returns; and has not changed any methods of accounting without compliance with procedures required by law; has not deducted any expenses or charges or claimed any credits which are not allowable; and except as set forth in Schedule 5.8.1, has paid, or accrued and reserved for, all taxes, penalties and interest shown to be due or required to be paid pursuant to the returns as filed, or as adjusted pursuant to amendment or correction. The Company shall also provide copies of all federal and state income and sales tax returns filed, FICA and state income taxes withholding returns filed and evidence of payment of such taxes as listed on
Schedule 5.8.2 hereto. The Selling Shareholders have (i) paid or will pay by the Closing Date their pro rata share of any property taxes owed with respect to the Assets through the Closing Date; and (ii) no knowledge of any deficiency or assertion of any deficiency relating to property taxes on the Assets. No examination, audit, or inquiry of any tax return, federal, state or otherwise of the Company is currently in progress and neither the Company nor the Selling Shareholders have received notice of intent to commence any inquiry, audit or examination of any tax return from any taxing authority. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of the Company.

                  5.9 Assets. The Assets are located solely in the states of Florida, Alabama and Pennsylvania. The Company Assets are either in good working order and condition or are marketable and will be delivered in the same state to SCP on the Closing Date, except as set forth in Schedule 5.9. The Real Estate Assets will be transferred in the condition required by the Real Estate Purchase Agreement.

                  5.10 Title to the Assets. The Company has good and marketable title to all of the Assets, free and clear of all security interests, liens, encumbrances, mortgages or charges of any nature whatsoever
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other than those liabilities set forth in the Financial Statements. Any security interests, liens, encumbrances, mortgages or charges not set forth in the Company's Financial Statements shall be discharged in full on or before the Closing Date and evidenced by UCC Releases delivered by the Company on the Closing Date. The Selling Shareholders hold title to the Real Estate Assets in the manner required by the Real Estate Purchase Agreement.

                  5.11 Accounts Receivable. The amount of all accounts receivable, unbilled invoices and other debts due as recorded in the records and books of account of the Company as being due to the Company as of the Closing Date (less the amount of any provision or reserve therefor made in the records and books of the account of the Company) will be good and collectible in full in the ordinary course of business and in any event not later than ninety (90) days after the Closing Date; and none of such accounts receivable or other debts is or will at the Closing Date be subject to any counterclaim or set-off except to the extent of any such provision or reserve. To the knowledge of the Selling Shareholders, there have been no material adverse changes since August 15, 1997 in the amount of accounts receivable or other debts due the Company or the allowances with respect thereto, or accounts payable of the Company from that reflected in the Financial Statements, except as set forth on Schedule 5.11.

                  5.12 Material Documents. Set forth in Schedule 5.12 is a complete list of all material documents to which the Company is a party. All such documents listed on and attached to Schedule 5.12 are valid, enforceable and accurate and complete copies of such material documents (or, with the consent of SCP, forms thereof) as have been requested by SCP have been provided to the SCP. Except as disclosed in Schedule 5.12, the Company is not or will not be, merely with the passage of time, in default under any such material document nor is there any requirement for any of such material documents to be novated or to have the consent of the other contracting party in order for such material documents to be valid, effective and enforceable by the Company after the Closing Date as it was immediately prior thereto.

                  5.13 Intellectual Properties. The Company has no interest in and owns no domestic and foreign letters, patent, patents, patent applications, patent licenses, software licenses and know how licenses, trade names, trademarks, copyrights, unpatented inventions, service mark registrations and applications and copyright registrations and applications owned or used by the Company in the operation of its business (collectively, the "Intellectual Property").

                  5.14 No Default. The Company and the Selling Shareholder are not in default under any provision of any contract, commitment, or agreement respecting the Company or the Assets to which the Company or the Selling Shareholders are parties or by which they are bound.

                  5.15 Litigation. Except as set forth in Schedule 5.15, there are no actions, claims or proceedings pending or threatened before any court, administrative agency or governmental body against the Company, the Assets, or the Company's employees which may have an adverse effect on the Company, the Assets, or the Company's financial condition.

                  5.16 Finders. Other than a finder's fee due to Sam Hughes, the Company and the Selling Shareholders owe no fees or commissions, or other compensation or payments to any broker, finder, financial consultant, or similar person claiming to have been employed or retained by or on behalf of the Company
or  the  Selling   Shareholders   in  connection  with  this  Agreement  or  the
transactions contemplated hereby.
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                  5.17  Employees.  Schedule 5.17 hereto sets forth the name and current monthly salary and any accrued benefit for each employee of the Company, and there will be no changes in Schedule 5.17 through the Closing Date unless agreed to by SCP and the Company.

                  5.18 Compliance With Laws. The Company has conducted and is continuing to conduct its business in compliance with, and is in compliance with, all applicable statutes, orders, rules and regulations promulgated by governmental authorities relating in any respect to its operations, conduct of business or use of properties, including, without limitation, any applicable statute, order, rule or regulation relating to (i) wages, hours, hiring, nondiscrimination, retirement, benefits, pensions, working conditions, and worker safety and health; (ii) air, water, toxic substances, noise, or solid, gaseous or liquid waste generation, handling, storage, disposal or transportation; (iii) zoning and building codes; (iv) the production, storage, processing, advertising, sale, distribution, transportation, disposal, use and warranty of products; or (v) trade and antitrust regulations. The execution, delivery and performance of this Agreement by the Selling Shareholders and the Company and the consummation by the Selling Shareholders and the Company of the transactions contemplated by this Agreement will not, separately or jointly, violate, contravene or constitute a default under any applicable statutes, orders, rules and regulations promulgated by governmental authorities or cause a lien on any property used, owned or leased by the Company to be created thereunder. To the knowledge of the Selling Shareholders, there are no proposed changes in any applicable statutes, orders, rules and regulations promulgated by governmental authorities that would cause any representation or warranty contained in this Paragraph 5.18 to be untrue or have an adverse effect on its operations, conduct of business or use of properties.

                  5.19 Filings. The Company and the Selling Shareholders have made all filings and reports required under all local, state and federal laws with respect to its business and of any predecessor entity or partnership, except filings and reports in those jurisdictions in which the nature of the property owned or business conducted, when considered in relation to the absence of serious penalties, renders the required filings or reports unnecessary as a practical matter.

                  5.20 Certain Activities. The Company has not, directly or indirectly, engaged in or been a party to any of the following activities:

                           5.20.1 Bribes,  kickbacks or gratuities to any person
or entity, including domestic or foreign government officials or any other payments to any such persons or entity, whether legal or not legal, to obtain or retain business or to receive favorable treatment of any nature with regard to business (excluding commissions or gratuities paid or given in full compliance with applicable law and constituting ordinary and necessary expenses incurred in carrying on its business in the ordinary course);

                           5.20.2 Contributions (including gifts), whether legal
or not legal, made to any domestic or foreign political party, political candidate or holder of political office;

                           5.20.3 Holding of or  participation in bank accounts,
funds or pools of funds created or maintained in the United States or any foreign country, without being reflected on the corporate books of account, or as to which receipts or disbursements therefrom have not been reflected on such books, the purpose of which is to obtain or retain business or to receive favorable treatment with regard to business;

                           5.20.4  Receiving or  disbursing  monies,  the actual
nature of which has been improperly disguised or intentionally misrecorded on or improperly omitted from the corporate books of account;

                           5.20.5 Paying fees to domestic or foreign consultants
or commercial agents which exceed the reasonable value of the ordinary and customary consulting and agency services purported to have been rendered;

                           5.20.6  Paying  or  reimbursing   (including   gifts)
personnel of the Company for the purpose of enabling them to expend time or to make contributions or payments of the kind or for the purposes referred to in subparagraphs 5.20.1 through 5.20.5 above;

                           5.20.7  Participating  in any manner in any  activity
which is illegal under the international boycott provisions of the Export Administration Act, as amended, or the international boycott provisions of the Internal Revenue Code, or guidelines or regulations thereunder; and

                           5.20.8   Making  or  permitting   unlawful   charges,
mischarges or defective or fraudulent pricing under any contract or subcontract under a contract with any department, agency or subdivision thereof, of the United States government, state or municipal government or foreign government.

                  5.21 Employment Relations. The Company is in compliance with all Federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice which would result in a material adverse effect on the Company; no unfair labor practice complaint against the Company is pending before the National Labor Relations Board; there is no labor strike, dispute, slow down or stoppage actually pending or threatened against or involving the Company; no labor representation question exists respecting the employees of the Company; no grievance which might have an adverse effect upon the Company or the conduct of its business exists; no arbitration proceeding arising out of or under any collective bargaining agreement is currently being negotiated by the Company; and the Company has not experienced any material labor difficulty during the last three (3) years.

                  5.22 Insurance Coverage. The policies of fire, liability or other forms of insurance of the Company are described in Schedule 5.22.

                  5.23 Charter and By-Laws. The Company has heretofore delivered to SCP true, accurate and complete copies of the Articles of Incorporation and By-Laws of the Company, together with all amendments to each of the same as of the date hereof.

                  5.24 Corporate Minutes. The minute books of the Company made available to SCP for copying at the Closing are the correct and only such minute books and do and will contain complete and accurate records of any and all proceedings and actions at all meetings, including written consents executed in lieu of meetings of its shareholders, Board of Directors and committees thereof through the Closing Date. The stock records of the Company made available to SCP at the Closing for copying are the correct and only such stock records and accurately reflects all issues and transfers of record of the capital stock of the Company.

                  5.25 Default on Indebtedness. The Company is not in monetary default or in material default in any other respect under any evidence of indebtedness for borrowed money.

                  5.26 Indebtedness. Except as described in Schedule 5.26, the Selling Shareholders and any corporation or entity with which they are affiliated are not indebted to the Company, and the Company has no indebtedness or liability to the Selling Shareholders and any corporation or entity with which they are affiliated.

                  5.27 Agreements, Judgment and Decrees Affecting the Company and the Selling Shareholders. The Company and the Selling Shareholders jointly and severally represent and warrant that the Selling Shareholders and the Company are not subject to any agreement, judgment or decree adversely affecting their or its ability to enter into this Agreement, to consummate the transactions contemplated herein, or, in the case of Sapp, to act as a consultant of the Company after Closing. The Company and the Selling Shareholders further represent and warrant that there are no laws or regulations prohibiting the consummation of the transactions contemplated by this Agreement.

                  5.28   Governmental   Approvals.   No  consent,   approval  or
authorization of, or notification to or registration with, any governmental authority, either federal, state or local, is required in connection with the execution, delivery and performance of this Agreement by the Selling Shareholders or the Company.

                  5.29 Investment Intent. The Selling Shareholders are taking the IFC Shares for their own account and for investment, with no present intention of dividing their interest with others or of reselling or otherwise disposing of all or any portion of the IFC Shares. The Selling Shareholders do not intend to sell the IFC Shares, either currently or after the passage of a fixed or determinable period of time or upon the occurrence or non-occurrence of any predetermined event or circumstance. The Selling Shareholders have no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for, or which is likely to compel, a disposition of the IFC Shares. The Selling Shareholders are not aware of any circumstances presently in existence which are likely in the future to prompt a disposition of the IFC Shares. The Selling Shareholders are "accredited investors" as defined in Regulation D under the Securities Act of 1933, as amended. The Selling Shareholders possess the experience in business in which IFC is involved necessary to make an informed decision to acquire the IFC Shares and the Selling Shareholders have the financial means to bear the economic risk of the investment in the IFC Shares as of the Closing Date. The Selling Shareholders have received and read IFC's Annual Report on Form 10-KSB for the year ended December 31, 1996; Quarterly Reports on Form 10-QSB for the three and six months ended March 31, 1997 and June 30, 1997 and Proxy Statement for its 1997 Annual Meeting of Shareholders and any additional information they have requested. The Selling Shareholders have had the opportunity to ask questions of the directors and officers of IFC concerning IFC.

                  5.30 Completeness of Representations and Schedules. The Schedules hereto, where applicable to the Selling Shareholders and the Company, completely and correctly present in all material respects the information required by this Agreement. This Agreement, the certificates to be delivered by the Company and the Selling Shareholders at the Closing, the Schedules and the representations and warranties contained in this Paragraph 5, and the documents and written information pertaining to the Company furnished to SCP or its agents by or on behalf of the Selling Shareholders or the Company, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make this Agreement, or such certificates, schedules, documents or written information not misleading.

         6. Representations and Warranties of IFC and SCP. IFC and SCP represent and warrant to the Selling Shareholders and the Company that:

                  6.1 Organization and Good Standing.

                           6.1.1  SCP  is  a  corporation   duly  organized  and
existing in good standing under the laws of the State of Arizona. SCP has full corporate power and authority to carry on its business as now conducted. SCP is duly qualified to transact business in the States of Arizona and Florida and in all states and jurisdictions in which the business or ownership of the Assets makes it necessary so to qualify (other than jurisdictions in which the nature of the property owned or business conducted, when considered in relation to the absence of serious penalties, renders qualification as a foreign corporation unnecessary as a practical matter).

                           6.1.2  IFC  is  a  publicly  held  company  and  is a
reporting company under the Securities Exchange Act of 1934 as amended ("Exchange Act"). All reports due under the Exchange Act have been filed as of the date of this Agreement and are true, correct and complete in all material respects.

                  6.2 Capacity. SCP represents and warrants to the Company and the Selling Shareholders that SCP has read and understands this Agreement, has consulted legal and accounting representatives to the extent deemed necessary and has the capacity to enter into this Agreement and to carry out the transactions contemplated hereby without the consent of any third party.

                  6.3 Finders. No agent, broker, person or firm acting on behalf of IFC or SCP is, or will be, entitled to any commission or broker's or finder's fees from any of the parties to this Agreement, or from any person controlling, controlled by or under common control with any of the parties to this Agreement, in connection with any of the transactions contemplated in this Agreement.

                  6.4 Authority and Consent. The execution, delivery and performance of this Agreement by IFC and SCP have been duly authorized by their respective Boards of Directors. This Agreement is valid and binding upon IFC and SCP, and is enforceable against IFC and SCP in accordance with its terms, subject to bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or other similar laws relating to or affecting creditors' rights generally.

                  6.5 Validity of Agreement. Neither the execution nor the delivery of this Agreement by IFC and SCP, nor the performance by IFC and SCP of any of the respective covenants or obligations to be performed by IFC and SCP hereunder, will result in any violation of any order, decree or judgment of any court or other governmental body, or statute or law applicable to IFC or SCP, or in any breach of any terms or provisions of either the Articles of Incorporation or Bylaws of IFC or SCP, or constitute a default under any indenture, mortgage, deed of trust or other contract to which IFC or SCP is a party or by which IFC or SCP is bound.

                  6.6 Government Approvals. No consent, approval or authorization of, or notification to or registration with, any governmental authority, either federal, state or local, is required in connection with the execution, delivery and performance of this Agreement by IFC or SCP.

                  6.7 Financial Statements and Public Reports. The audited consolidated financial statements of IFC for the fiscal years ended December 31, 1996 and 1995, with accompanying notes, all as contained in IFC's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, and the financial statements contained in IFC's Quarterly Reports on Form 10-QSB for the three and six months ended June 30, 1997, delivered to the Selling Shareholders, fairly and accurately present, in all material respects, the financial position of IFC at such dates, the results of its operation and changes in its financial position for the periods and years ended on such dates, in conformity with accounting generally accepted accounting principles consistently applied. Such financial statements will contain and reflect all necessary adjustments for a fair and accurate presentation of the financial condition as of the date of such statements.

                  6.8 Subsidiaries. IFC currently has two subsidiaries as of the date of this Agreement: Kleven Construction, Inc., an Arizona corporation, ("Kleven") and Concepts in Communication, Inc, a Tennessee corporation ("Concepts"). IFC owns all of the outstanding capital stock of both Kleven and Concepts.

                  6.9 No Default. Neither IFC nor SCP is in default under any provision of any material contract, commitment or any agreement respecting IFC or SCP.

                  6.10 Litigation. Except as set forth in Schedule 6.10, there are no actions, claims or proceedings pending or threatened before any court, administrative agency or governmental body against IFC or SCP, which may have a material adverse effect on IFC or SCP or the financial condition of IFC or SCP.

                  6.11 Monetary Default. Neither IFC nor SCP is in monetary default or in material default in any other respect under any evidence of indebtedness for borrowed money.

                  6.12 Agreements, Judgments and Decrees Affecting IFC and SCP. IFC and SCP represent and warrant that neither is subject to any agreement, judgment or decree adversely affecting the ability of IFC or SCP to enter into this Agreement or to consummate the transactions as contemplated herein.

                  6.13 Completeness of Representations and Schedules. The Schedules and Exhibits hereto completely and correctly present in all material respects the information required by this Agreement. This Agreement, the certificates to be delivered by the officers of IFC and SCP at the Closing, any Schedules and Exhibits to be delivered under this Agreement and the representations and warranties of this Paragraph 6, and the documents and written information pertaining to IFC furnished to the Company or its agents and the Selling Shareholders by or on behalf of IFC, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make this Agreement, or such certificates, schedules, documents or written information, not misleading.

         7. Due Diligence Inspection and Confidential Information.

                  7.1  Due  Diligence   Inspection.   During  the  period  after
execution of this Agreement and prior to the Closing Date, SCP and its representatives shall have the right to inspect all plant, equipment and operations of the Company, its premises and its financial and other records at reasonable times upon the approval of the Company and the Selling Shareholders, which approval will not be unreasonably withheld. SCP shall also have the right to discuss the affairs of the Company with Sapp, managers, customers, prospective customers, employees, suppliers, advertisers, retailers, banking and other financial institutions, lessors and such other parties as SCP deems appropriate, upon reasonable notice of the proposed times and dates thereof. SCP shall complete its preliminary due diligence within 30 days after the execution of this Agreement, and shall complete its comprehensive due diligence within 60 days after execution of this

Agreement, provided it has received the cooperation of the Company and Selling Shareholders contemplated in this Paragraph 7.1. The Company and the Selling
Shareholders shall likewise have the right, upon the execution of this Agreement, to inspect IFC and SCP, their financial and other records and to discuss the affairs of IFC and SCP with appropriate parties under the same terms and conditions and upon the same schedule as SCP shall have to complete its due diligence. IFC, SCP, the Company and the Selling Shareholders will cooperate with all reasonable requests by the other party for information and will use their best efforts to secure the cooperation of the foregoing third parties who may reasonably be requested to furnish information to each other.

                  7.2 Confidential Information. All information furnished under this Agreement by any party to any other party ("Confidential Information") shall be kept strictly confidential by the party or parties to whom the Confidential Information has been furnished at all times prior to the Closing Date. The Selling Shareholders, the Company, SCP and IFC shall not disclose, in whole or in part, any Confidential Information received from the other party to this transaction nor use the Confidential Information other than in connection with the transaction contemplated by this Agreement. No party to this Agreement shall be liable for disclosure of Confidential Information if such disclosure is required by law or if the disclosure is of information already publicly available. IFC, SCP, the Company and the Selling Shareholders shall disclose the Confidential Information only to those agents, representatives and employees who, in the reasonable judgment of IFC, SCP, the Company or the Selling Shareholders, require such information for the purposes of evaluating or funding the transaction contemplated by this Agreement. Any third party to whom IFC, SCP, the Company or the Selling Shareholders reveal Confidential Information shall be informed of the nature of the Confidential Information and shall agree in writing to act in accordance with the terms and conditions of this subparagraph 7.2. IFC, SCP, the Company and the Selling Shareholders each agree to use its or their best efforts to keep the Confidential Information confidential and safeguard the Confidential Information from unauthorized disclosure by third parties. IFC, SCP, the Company and the Selling Shareholders each agree to be responsible for any breach of the provisions of this subparagraph 7.2 by any third party to whom IFC, SCP, the Company or the Selling Shareholders have revealed the Confidential Information.

                  7.3 Return of Confidential Information. If this Agreement is terminated or the transaction contemplated by this Agreement fails to close for any reason, SCP, IFC, the Company and the Selling Shareholders shall return all documents and copies of documents comprising the Confidential Information which they have received from the other parties within seven (7) days of the termination or failure to close and shall not disclose or use such Confidential Information in any manner which damages the businesses or prospects of the Company, or of SCP or IFC, as the case may be. If the Agreement is terminated or the transaction contemplated by this Agreement fails to close for any reason, each party to this Agreement will hold in absolute confidence any Confidential Information obtained from another party, except to the extent (i) such party is required to disclose such Confidential Information by law or regulation, (ii) disclosure of such Confidential Information is necessary or desirable in connection with the pursuit or defense of a claim, (iii) such Confidential Information was known by such party prior to such disclosure developed or obtained by such party independent of such disclosure, or (iv) such Confidential Information becomes generally available to the public or is otherwise no longer confidential. Prior to any disclosure of Confidential Information under the exception in clause (i) or (ii) in the preceding sentence, the party intending to disclosure the same shall so notify the party which provided the Confidential Information in order that such party may seek a protective order or other appropriate remedies should that party choose to do so.

                  7.4 Sanctions. If IFC, SCP, the Company or the Selling Shareholders breach this Paragraph 7, "Due Diligence Inspection and Confidential Information," or if in good faith and upon reasonable cause, IFC, SCP, the Company or the Selling Shareholders, determine that a breach appears to be imminent, the party or parties who are or may be adversely affected shall be entitled to all legal and equitable remedies afforded to them or it by law. In addition to any and all other forms of relief, each party may recover from the party in breach all reasonable costs and attorney's fees incurred by them or it if the party pursuing the action is successful in obtaining relief. The parties agree that money damages alone would not be a sufficient remedy for a breach of the provisions of this Paragraph 7, "Due Diligence Inspection and Confidential Information." Therefore, if such a breach occurs or if a party in good faith and upon reasonable cause determines that a breach is imminent, that party may obtain an injunction restraining such breach or imminent breach without having to establish that any actual damages have been or will be sustained. Damages resulting from a breach of this Paragraph 7, "Due Diligence Inspection and Confidential Information," shall be in addition to and not be a part of the liquidated damages provision contained in subparagraph 3.2 and the Escrow Agreement.

         8. Conditions Precedent to the Obligations of IFC and SCP . The obligations of IFC and SCP pursuant to this Agreement are, at the option of IFC and SCP, subject to the fulfillment to the satisfaction of IFC and SCP on or before the Closing Date of each of the following conditions:

                  8.1 Execution of this Agreement and Exhibits. The Company and the Selling Shareholders have duly executed and delivered this Agreement and the Schedules and Exhibits which are contemplated to be executed and delivered by them under this Agreement to IFC and SCP.

                  8.2 Representations and Warranties Accurate.

                           8.2.1 The Company and the Selling  Shareholders shall
deliver the Disclosure Schedule required to be delivered by them under this Agreement to SCP within fifteen (15) days of the date of this Agreement. SCP shall have fifteen (15) days after its receipt of the Disclosure Schedule to determine, in its sole discretion, whether or not SCP shall accept the representations and warranties as modified or amplified by the Disclosure Schedule. If SCP determines that any part of the Disclosure Schedule is unacceptable, SCP may provide the Company and the Selling Shareholders additional time to remedy the matter or may terminate this Agreement in accordance with its provisions.

                           8.2.2  All  representations  and  warranties  of  the
Selling Shareholders and the Company contained in this Agreement shall have been true in all respects when made on the date of execution of this Agreement, and also at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date. The Company and the Selling Shareholders shall furnish SCP with a certificate, dated the Closing Date and signed on behalf of the Company and by a duly authorized officer thereof, and by each of the Selling Shareholders, stating the above in such form as SCP may reasonably request. The acceptance of the Purchase Price by the Company and the Selling Shareholders shall constitute an affirmation by the Company and the Selling Shareholders of the truth, as of the Closing Date, of the representations and warranties made by the Selling Shareholders in this Agreement.

                  8.3 Performance of Company and Selling Shareholders. The Company and the Selling Shareholders shall have performed and complied with all agreements, terms and conditions required by this Agreement to be performed or complied with by them, and the Company and the Selling Shareholders shall deliver a certificate, in form and substance satisfactory to SCP, to that effect, dated the Closing Date, and signed in the manner set forth in Paragraph
8.1 above on or before the Closing Date.

                  8.4 Title. At or prior to the Closing Date, there shall have been delivered to SCP the following documents transferring title to the Assets to SCP:

                           8.4.1  Appropriate  bills of sales,  assignments  and
other instruments giving and conveying to IFC all right, title and interest in and to the Assets described or referred to in Exhibit A and Schedule 1.1; and

                           8.4.2 Duly executed UCC-2  Releases,  as described in
Paragraph 5.10, "Title to the Assets," of this Agreement, or evidence that no liens have been recorded against the Company Assets and consents to the assignment and transfer by the Company to SCP of all rights of the Company in and to all contracts, agreements, commitments and other assets to be assigned and transferred to SCP hereunder in all instances in which the same may be necessary to vest in SCP all of Company's right title and interest therein and thereto.

                           8.4.3 Duly  executed Real Estate  Purchase  Agreement
with all necessary attachments and all necessary conditions completed.

                  8.5 Consent of Principal Customers. Prior to Closing, the Company shall have obtained all approvals in conjunction with the transfer of the Assets to SCP as may be required by any contracts between the Company and any of its principal customers and such approvals shall be issued in written form and substance satisfactory to IFC and their counsel or IFC shall have waived such requirements.

                  8.6 Net Worth Certification. SCP shall have received a certificate, dated the Closing Date, from the Company and the Selling Shareholders in form and substance satisfactory to IFC that the Company has at least $306,000 in cash, a book value of at least $2,640,000 and an aggregate minimum of cash and accounts receivable of $1,553,000, as adjusted for $348,000 of accounts payable at May 31, 1997, on the Closing Date, as calculated in accordance with the historical accounting practice of the Company consistently applied; provided, however, that the parties may change these financial requirements by mutual agreement on or prior to the Closing Date.

                  8.7 Possession. The Company and the Selling Shareholders shall deliver to SCP possession of the Assets, including any consents of any third parties required to the sale and transfer of the Assets.

                  8.8 Employment Agreements. As of the Closing Date, the employees identified in Schedule 8.8.1 shall have entered into employment and non-compete agreements with the Company in the form attached as Exhibit H and at the annual salaries set forth in Schedule 8.8.1.

                  8.9 Private Placement. IFC shall have completed a private placement of its debt or equity securities and arranged for a credit facility to complete the acquisition of the Assets to yield total net proceeds of at least $12,000,000 on terms and conditions acceptable to IFC. The Company will provide IFC with all the information regarding the Company required by IFC in connection with IFC's preparation of the offering and credit facility materials and documents and completion of the offering and credit facility.

                  8.10 Opinion of Counsel. IFC and SCP shall have received an opinion of counsel for the Company and the Selling Shareholders in the form set forth in Exhibit F.

                  8.11 Financial and Other Conditions. The Company shall have no contingent or other liabilities connected with its business, except as disclosed in the Financial Statements or as described in Schedule 2.1. The review of the business, premises and operations of the Company and the Financial Statements by SCP at its expense shall not have revealed any matter which, in the sole judgment of SCP, makes the acquisition on the terms herein set forth inadvisable for SCP.

                  8.12 Escrow of Termination Fee. The Company and the Selling Shareholders shall have entered into the Escrow Agreement with SCP.

                  8.13 Legal Prohibition. On the Closing Date, there shall exist no injunction or final judgment, law or regulation prohibiting the consummation of the transactions contemplated by this Agreement.

                  8.14 Key Man Insurance. SCP, at its expense, shall have obtained key man insurance on Sapp in an amount not less than $3,000,000, payable first to the estate of Sapp or Sapp's heirs to the extent of any outstanding principal and accrued interest on the Note. Any remaining balance from such life insurance proceeds shall be paid to SCP.

                  8.15 Bulk Transfer Compliance. The Company and the Selling Shareholders shall have complied with the provisions of any applicable Bulk Transfer Law with respect to the transfer of the Company Assets and Real Estate Assets in accordance with the terms of this Agreement.

                  8.16 All Contracts Continued. All lines of credit, debts, financing arrangements, leases and other contracts of the Company shall be acceptable to IFC and shall continue under their present terms and conditions after the Closing Date and all approvals relating to the sale of the Assets, and to effect the transactions contemplated hereby, required by the foregoing instruments and arrangements shall have been obtained by the Closing Date.

         9. Conditions Precedent to the Obligations of the Company and the Selling Shareholders. The obligations of the Company and the Selling Shareholders under this Agreement are, at the option of the Company or the Selling Shareholders, subject to the fulfillment to the Company or the Selling Shareholders satisfaction on or before the Closing Date of each of the following conditions:

                  9.1 Delivery of Disclosure Schedules. IFC shall deliver the Disclosure Schedule required to be delivered by IFC under this Agreement to the Company and the Selling Shareholders within fifteen (15) days of the date of this Agreement. The Company and the Selling Shareholders shall have fifteen (15) days after their receipt of the Disclosure Schedule to determine, in their sole discretion, whether or not they shall accept the representations and warranties as modified or amplified by the Disclosure Schedule. If the Company or the Selling Shareholders determine that any part of the Disclosure Schedule is unacceptable, they may provide IFC additional time to remedy the matter or may terminate this Agreement in accordance with its provisions.

                  9.2 Execution and Approval of Agreement and Exhibits. IFC and SCP shall have duly executed and delivered this Agreement and all Schedules and Exhibits which are contemplated to be executed and delivered under this Agreement to the Company and the Selling Shareholders.

                  9.3 Payment. Subject to the terms and conditions hereof, SCP shall have wired the cash, transferred the SCP Shares, executed the Note and assumed the Liabilities of the Company and the Selling Shareholders in exchange for the Assets as described in Paragraph 3, "Purchase Price."

                  9.4 Employment Agreements. As of the Closing Date, the employees identified in Schedule 8.9.1 shall have entered into employment and non-compete agreements with the Company in a form satisfactory to SCP on the terms and conditions and annual salaries set out in Schedule 8.9.1.

                  9.5 Registration Rights. IFC shall have prepared and duly executed a Registration Rights Agreement, attached hereto as Exhibit G, respecting the IFC Shares to be issued to the Company and the Selling Shareholders as part of the Purchase Price.

                  9.6 Payment of Finder's Fee. In addition to the Purchase Price, SCP shall pay a finder's fee to Sam Hughes in connection with the transactions contemplated by this Agreement equal to 1% of the Purchase Price paid for the Company Assets in IFC Shares issued on the Closing Date. The value of such IFC Shares shall be based upon the average closing price of the IFC Shares on the Nasdaq SmallCap Market for the five (5) trading days immediately preceding the Closing Date. The Company and the Selling Shareholders agree to hold IFC and SCP harmless from all other claims, commissions, and finder's or broker's fees because of the act, omission, or statement of the Company or the Selling Shareholders pertaining to the transactions contemplated herein.

                  9.7 Security and Capital Plan. IFC and SCP shall have satisfied the requirements for providing security for the Note and a financial plan as specified in subparagraph 3.4.

                  9.8 Representations and Warranties. The representations and warranties made to the Company and the Selling Shareholders in this Agreement or in any document, statement, list or certificate furnished pursuant hereto shall be true and correct when made and shall be true and correct on and as of the Closing Date.

         10. Indemnification.

                  10.1  Survival  of  Representations,  Warranties  and  Certain
Covenants. The representations and warranties made by the parties in this Agreement and in the certificates delivered at the Closing, and all of the covenants of the parties in this Agreement, shall survive the execution and delivery of this Agreement and the Closing Date and shall expire on the second anniversary of the Closing Date. Any claim for indemnification shall be effective only if notice of such claim is given by the party claiming indemnification or other relief to the party against whom such indemnification or other relief is claimed on or before the second anniversary of the Closing Date.

                  10.2 Indemnification by IFC and SCP.

                           10.2.1  IFC and SCP agree to  indemnify  and hold the
Company and the Selling Shareholders harmless, from and after the Closing Date, against and in respect of all matters in connection with any losses, liabilities, costs or damages (including reasonable attorneys' fees) incurred by the Selling Shareholders that result from any misrepresentation or breach of the warranties by SCP in Paragraph 6, "Representations and Warranties of IFC and SCP," or any breach or nonfulfillment of any agreement or covenant on the part of IFC and SCP contained in this Agreement, and all suits, actions, proceedings, demands, judgments, costs and expenses incident to the foregoing matters, including reasonable attorneys' fees.

                           10.2.2 In no event shall the liability of IFC and SCP
under Paragraph 10.2.1 above to the Company and the Selling Shareholders (other than for costs and reasonable attorneys' fees incurred by such Selling Shareholders to which they may be entitled pursuant to Paragraph 10.4 or 12.3) collectively exceed the Purchase Price. No claim for indemnification may be made under this Paragraph 10 after the second anniversary of the Closing Date.

                  10.3 Indemnification by the Selling Shareholders.

                           10.3.1 The Selling  Shareholders  agree to  indemnify
and hold IFC and SCP harmless, from and after the Closing Date, against and in respect of all matters in connection with any losses, liabilities or damages (including reasonable attorneys' fees) incurred by IFC and SCP resulting from any misrepresentation or breach of their warranties in Paragraph 5, "Representations and Warranties of the Company and the Selling Shareholders," or any breach or nonfulfillment of any agreement or covenant on the part of the Company and the Selling Shareholders contained in this Agreement and all suits, actions, proceedings, demands, judgments, costs and expenses incident to the foregoing matters, including reasonable attorneys' fees.

                           10.3.2  Notwithstanding  the  provisions of Paragraph
10.3.1 above, IFC and SCP shall be entitled to seek indemnification from the Selling Shareholders pursuant to Paragraph 10.3.1 only for the portion of the aggregate of the losses, liabilities, costs and damages (including reasonable attorneys' fees) incurred by IFC and SCP which they would be entitled to claim under such Paragraph 10.3.1 that exceeds $50,000. Upon such occurrence, the collective liability of the Selling Shareholders under Paragraph 10.3.1 above to IFC and SCP (other than for costs and reasonable attorneys' fees incurred by IFC and SCP to which they may be entitled pursuant to Paragraphs 10.4 or 12.3) will not exceed the Purchase Price paid to the Company and the Selling Shareholders. No claim for indemnification may be made under this Paragraph 10 after the second anniversary of the Closing Date.

                  10.4  Arbitration.  If IFC or SCP  believes  that a matter has occurred that entitles it to indemnification under Paragraph 10.3, "Indemnification by the Selling Shareholders," or the Selling Shareholders believe that a matter has occurred that entitles them to indemnification under Paragraph 10.2, "Indemnification by IFC and SCP," IFC, SCP or the Selling Shareholders, as the case may be (the "Indemnified Party"), shall give written notice to the party or parties against whom indemnification is sought (each of whom is referred to herein as an "Indemnifying Party") describing such matter in reasonable detail. The Indemnified Party shall be entitled to give such notice prior to the establishment of the amount of its losses, liabilities, costs or damages, and to supplement its claim from time to time thereafter by further notices as they are established. Each Indemnifying Party shall send a written response to such claim for indemnification within thirty (30) days after receipt of the claim stating its acceptance or objection to the indemnification claim, and explaining its position in respect thereto in reasonable detail. If such Indemnifying Party does not timely so respond, it will be deemed to have accepted the Indemnified Party's indemnification claim as specified in the notice given by the Indemnified Party. If the Indemnifying Party gives a timely objection notice, then the parties will negotiate in good faith to attempt to resolve the dispute, and upon the expiration of an additional thirty (30) day period from the date of the objection notice or such longer period as to which the Indemnified and Indemnifying Parties may agree, any such dispute shall be submitted to arbitration in Orlando, Florida to a member of the American Arbitration Association mutually appointed by the Indemnified Party and Indemnifying Party (or, in the event the Indemnified Party and Indemnifying Party cannot agree on a single such member, to a panel of three members of such Association selected in accordance with the rules of such Association), who shall promptly arbitrate such dispute in accordance with the rules of such Association and report to the parties upon such disputed items, and such report shall be final, binding and conclusive on the parties. Judgment upon the award by the arbitrator(s) may be entered in any court having jurisdiction. The prevailing party in any such arbitration shall be entitled to recover from, and have paid by, the other party hereto all fees and disbursements of such arbitrator or arbitrators. For this purpose, a party shall be deemed to be the prevailing party only if such party would be deemed to be a prevailing party under Paragraph 12.1.3.

                  10.5 No Finders. IFC and SCP represent and warrant to the Company and the Selling Shareholders and the Company and the Selling Shareholders represent and warrant to IFC and SCP that there are no obligations to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement, except for the fee payable to Sam Hughes under Paragraph 9.5, "Payment of Finder's Fee." IFC and SCP agree to indemnify and hold the Selling Shareholders harmless from any breach of their representation in the previous sentence, and the Selling Shareholders agree to indemnify and hold IFC and SCP harmless from any breach of their representation in the previous sentence.

                  10.6 Third Person Claim Procedures. If any third person asserts a claim against an Indemnified Party in connection with the matter involved in such claim, the Indemnified Party shall promptly (but in no event later than ten (10) days prior to the time at which an answer or other responsive pleading or notice with respect to the claim is required) notify the Indemnifying Party of such claim. The Indemnifying Party shall have the right, at its election, to take over the defense or settlement of such claim by giving prompt notice to the Indemnified Party that it will do so, such election to be made and notice given in any event at least five (5) days prior to the time at which an answer or other responsive pleading or notice with respect thereto is required. If the Indemnifying Party makes such election, the Indemnifying Party may conduct the defense of such claim through counsel of its choosing (subject to the Indemnified Party's approval, not to be unreasonably withheld), will be responsible for the expenses of such defense, and shall be bound by the results of its defense or settlement of the claim to the extent it produces damage or loss to the Indemnified Party. The Indemnifying Party shall not settle such claims without prior notice to and consultation with the Indemnified Party, and no such settlement involving any injunction or material and adverse effect on the Indemnified Party may be agreed to without its consent. As long as the Indemnifying Party is diligently contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. If the Indemnifying Party does not make such election, or having made such election does not proceed diligently to defend such claim prior to the time at which an answer or other responsive pleading or notice with respect thereto is required, or does not continue diligently to contest such claim, then the Indemnified Party may take over defense and proceed to handle such claim in its exclusive discretion, and the Indemnifying Party shall be bound by any defense or settlement that the Indemnified Party may make in good faith with respect to such claim. The parties agree to cooperate in defending such third party claims, and the defending party shall have access to records, information and personnel in control of the other part which are pertinent to the defense thereof.

                  10.7 Limitation of Remedies.  No party to this Agreement shall be liable to any other party or parties or have any remedies against any other party or parties under this Agreement other than as provided in Paragraph 7,
"Due Diligence Inspection and Confidential Information," Paragraph 10, "Indemnification," and Paragraph 11, "Termination." The parties understand that this requires that all disputed claims shall be submitted to arbitration in accordance with Paragraph 10.4, "Arbitration."

                  10.8 Indemnification Limits. The indemnification rights and obligations of the parties shall cease with respect to any matter as to which notice has not been given to the Indemnifying Party prior to the second anniversary of the Closing Date. The maximum amount for which an Indemnifying Party shall be liable for is the Purchase Price paid to the Company and the Selling Shareholders under this Agreement, as described under Paragraph 3, "Purchase Price."

         11. Termination.

                  11.1 Termination Events. This Agreement may be terminated and abandoned, by notice given in the manner hereinafter provided:

                           11.1.1 By SCP,  if without  the fault of SCP,  all of
the conditions set forth in Paragraph 8, "Conditions Precedent to the Obligations of IFC and SCP," shall not have been satisfied (or are incapable of being satisfied) on or before the Closing Date and have not been waived by SCP on or before such dates, as the case may be.

                           11.1.2 By the Company or the Selling Shareholders, if
without their fault all of the conditions set forth in Paragraph 9, "Conditions Precedent to the Obligations of the Company and the Selling Shareholders," shall not have been satisfied (or are incapable of being satisfied) on or before the Closing Date and have not been waived by the Company and the Selling Shareholders on or before such date.

                  11.2 Effect of Termination. In the event this Agreement is terminated pursuant to Paragraph 11.1, "Termination Events," this Agreement shall forthwith become void, and, except as provided in the Escrow Agreement, there shall be no liability or continuing obligations on the part of the parties hereunder, except as to the provisions relating to Confidential Information contained in Paragraph 7, "Due Diligence Inspection and Confidential Information."

         12. Expenses and Transfer Taxes.

                  12.1 SCP shall be solely responsible for paying its own expenses and costs incident to the preparation of this Agreement and to the consummation of the transactions contemplated by this Agreement, and shall have no obligation for paying such expenses or costs of the other parties.

                  12.2 The Company and the Selling Shareholders shall be solely responsible for paying their own expenses and costs incident to the preparation of this Agreement and to the consummation of the transactions contemplated by this Agreement. The Company and the Selling Shareholders shall have no obligation to reimburse the expenses or costs of IFC or SCP.

                  12.3 Notwithstanding any of the other provisions hereof, in the event of arbitration and/or litigation with respect to the interpretation or enforcement of this Agreement or any provisions hereof, the prevailing party in any such matter shall be entitled to recover from the other party their or its reasonable costs and expense, including reasonable attorneys' fees, incurred in such arbitration and/or litigation. For purposes of this subparagraph 12.3, a party shall be deemed to be the prevailing party only if such party (A)(i) receives an award or judgment in such arbitration and/or litigation for more than 50% of the disputed amount involved in such matter, or (ii) is ordered to pay the other party less than 50% of the disputed amount involved in such matter or (B)(i) succeeds in having imposed a material equitable remedy on the other party (such as an injunction or order compelling specific performance), or (ii) succeeds in defeating the other party's request for such an equitable remedy.

                  12.4 Schedule 12.4 sets forth the sales or transfer taxes that will be due as a result of the sale and transfer of the Assets as contemplated in this Agreement. SCP shall pay any sales or transfer taxes which may become due on the sale or transfer of the Assets under this Agreement.

         13. Risk of Loss. The risk of loss or destruction of all or any part of the Assets prior to the Closing Date from any cause (including, without limitation, fire, theft, acts of God or public enemy) shall be upon the Company and the Selling Shareholders. Such risk shall be upon SCP if such loss occurs after the Closing Date.

         14. Notification of Claims. Each party will promptly notify the other of any third party claims against any party relating to the Company or the Assets of which it receives knowledge or notice so as to permit such party an opportunity to prepare a timely defense to such claim or to attempt settlement.

         15. Post-Closing Name of SCP. On the Closing Date, IFC will change the name of SCP to Southern Communications Products, Inc. The Company shall give all consents required for such name change and the Company shall change its name to permit the foregoing to occur.

         16. SCP Board of Directors. On the Closing Date, the Board of Directors and officers of SCP shall consist of such persons as IFC and SCP shall select.

         17. Miscellaneous.

                  17.1 Binding Agreement. The parties covenant and agree that this Agreement, when executed and delivered by the parties, will constitute a legal, valid and binding agreement between the parties and will be enforceable in accordance with its terms.

                  17.2 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto, their legal representatives, successors and assigns.

                  17.3 Entire Agreement. This Agreement and its exhibits and schedules constitute the entire contract among the parties hereto with respect to the subject matter thereof, superseding all prior communications and discussions and no party hereto shall be bound by any communication on the subject matter hereof unless such is in writing signed by any necessary party thereto and bears a date subsequent to the date hereof. The exhibits and schedules shall be construed with and deemed as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Information set forth in any exhibit, schedule or provision of this Agreement shall be deemed to be set forth in every other exhibit, schedule or provision of this Agreement and therefore shall be deemed to be disclosed for all purposes of this Agreement.

                  17.4 Modification. This Agreement may be waived, changed, amended, discharged or terminated only by an agreement in writing signed by the party against whom enforcement of any waiver, change, amendment, discharge or termination is sought.

                  17.5 Notices. All notices, requests, demands and other communications shall be deemed to have been duly given three (3) days after postmark of deposit in the United States mail, if mailed, certified or registered mail, postage prepaid:

                 If to the Company or the Selling Shareholders:

                         Southern Communications Products, Inc.
                         P.O. Box 6047
                         Marianna, Florida 32446
                         Attn: Wallace E. Sapp

                         With copy to:

                         J.C. O'Steen, Esq.
                         177 Salem Court
                         Tallahassee, Florida 32301

                                    If to IFC:

                         International FiberCom, Inc.
                         3615 South 28th Street
                         Phoenix, Arizona 85040
                         Attn: Joseph P. Kealy

                         With a copy to:

                         Christian J. Hoffmann, III, Esq.
                         Streich Lang, P.A.
                         Renaissance One
                         Two N. Central Avenue
                         Phoenix, Arizona 85004-2391

or to such other address as any party shall designate to the other in writing. The parties shall promptly advise each other of changes in addresses for such notices.

                  17.6 Choice of Law. This Agreement shall be governed by, construed, interpreted and enforced according to the laws of the State of Florida. The venue will be Orange County, Florida, except for any matter relating to the Note, which will be Jackson County, Florida.

                  17.7 Severability. If any portion of this Agreement shall be finally determined by any court or governmental agency of competent jurisdiction to violate applicable law or otherwise not to conform to requirements of law and, therefore, to be invalid, the parties will cooperate to remedy or avoid the invalidity, but, in any event, will not upset the general balance of relationships created or intended to be created between them as manifested by this Agreement and the instruments referred to herein. Except insofar as it would be an abuse of the foregoing principle, the remaining provisions hereof shall remain in full force and effect.

                  17.8 Other Documents. The parties shall upon reasonable request of the other, execute such documents as may be necessary or appropriate to carry out the intent of this Agreement.

                  17.9 Headings and the Use of Pronouns. The paragraph headings hereof are intended solely for convenience of reference and shall not be construed to explain any of the provisions of this Agreement. All pronouns and any variations thereof and other words, as applicable, shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or matter may require.

                  17.10 Time is of the Essence. Time is of the essence of this Agreement.

                  17.11 No Waiver and Remedies. No failure or delay on a parties part to exercise any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by a party of a right or remedy hereunder preclude any other or further exercise. No remedy or election hereunder shall be deemed exclusive but it shall, where ever possible, be cumulative with all other remedies in law or equity.

                  17.12 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  17.13 Further Assurances. Each of the parties hereto shall use commercially practicable efforts to fulfill all of the conditions set forth in this Agreement over which it has control or influence (including obtaining any consents necessary for the performance of such party's obligations hereunder) and to consummate the transactions contemplated hereby, and shall execute and deliver such further instruments and provide such documents as are necessary to effect this Agreement.

                  17.14 Rules of Construction. The normal rules of construction which require the terms of an agreement to be construed most strictly against the drafter of such agreement are hereby waived since each party have been represented by counsel in the drafting and negotiation of this Agreement.

                  17.15 Third Party Beneficiaries. Each party hereto intends this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


COMPANY:                                     SCP:

SOUTHERN COMMUNICATIONS                      SCP ACQUISITION CORP., an Arizona
PRODUCTS, INC., a Florida Corporation        corporation in formation



 /s/ Wallace E. Sapp                         /s/ Joseph P. Kealy
-----------------------------------------    -----------------------------------
By Wallace E. Sapp                           By Joseph P. Kealy
Its President and Chief Executive Officer    Its Chairman of the Board and
                                             President



SELLING SHAREHOLDERS:                        IFC:

                                             INTERNATIONAL FIBERCOM, INC., an
                                             Arizona corporation

 /s/ Wallace E. Sapp
-----------------------------------------
Wallace E. Sapp
                                             /s/ Joseph P. Kealy
                                             -----------------------------------
                                             By Joseph P. Kealy
                                             Its Chairman of the Board and
                                             President

 /s/ Edna M. Sapp
-----------------------------------------
Edna M. Sapp

                        ASSET PURCHASE AND SALE AGREEMENT

                         LIST OF SCHEDULES AND EXHIBITS


EXHIBIT A - REAL ESTATE PURCHASE AGREEMENT

EXHIBIT B - PROMISSORY NOTE

EXHIBIT C - SECURITY AGREEMENT

EXHIBIT D - ESCROW AGREEMENT

EXHIBIT E - UNAUDITED FINANCIAL STATEMENT FOR FISCAL 1996

EXHIBIT F - UNAUDITED FINANCIAL STATEMENT FOR THE NINE-MONTHS ENDING SEPTEMBER 30, 1997

EXHIBIT G - REGISTRATION RIGHTS AGREEMENT

EXHIBIT H - FORM OF EMPLOYMENT AND NON-COMPETE AGREEMENT



SCHEDULE 1.1 - LIST OF COMPANY ASSETS

SCHEDULE 2.1 - LIABILITIES OF THE COMPANY AND THE SELLING SHAREHOLDERS TO BE ASSUMED BY SCP

SCHEDULE 3.1 - ALLOCATION OF PURCHASE PRICE

SCHEDULE 3.1.1 - WIRING INSTRUCTIONS

SCHEDULE 3.1.3-1 - ASSETS SUBJECT TO SECURITY AGREEMENT

SCHEDULE 3.1.3-2 - FINANCIAL PLAN OF IFC AND SCP

SCHEDULE 3.3 - LEGEND FOR DEPOSIT SHARES AND IFC SHARES

SCHEDULE 3.4 - LIST OF CORPORATE RECORDS

SCHEDULE 5.4.1 - ENCUMBRANCES ON COMPANY ASSETS

SCHEDULE 5.5.1 - LIABILITIES ON COMPANY ASSETS NOT ASSUMED BY SCP

SCHEDULE 5.6.1 - CHANGES IN FINANCIAL STATEMENTS

SCHEDULE 5.7.11 - TRANSACTIONS NOT IN ORDINARY COURSE OF BUSINESS

SCHEDULE 5.8.1 - UNPAID TAX LIABILITIES

SCHEDULE 5.8.2 - TAX RETURNS AND PAYMENT OF TAXES

SCHEDULE 5.9 - COMPANY ASSETS WHICH ARE OR MAY NOT BE MARKETABLE

SCHEDULE 5.11 - CHANGES IN ACCOUNTS RECEIVABLE OR PAYABLES

SCHEDULE 5.12 - MATERIAL DOCUMENTS

SCHEDULE 5.15 - LITIGATION - COMPANY

SCHEDULE 5.17 - EMPLOYEE LIST AND ACCRUED BENEFITS

SCHEDULE 5.22 - INSURANCE POLICIES

SCHEDULE 5.26 - INDEBTEDNESS OF THE SELLING SHAREHOLDERS AND AFFILIATES TO THE COMPANY

SCHEDULE 6.10 - LITIGATION - IFC AND SCP

SCHEDULE 8.9.1 - EMPLOYEES EXECUTING EMPLOYMENT AGREEMENTS AND SALARIES

SCHEDULE 12.4 - SALES AND TRANSFER TAXES
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